Exhibit 10(yy)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, is made and entered into as of this 30th day of January, 2007, by and between FUND VI, FUND VII AND FUND VIII ASSOCIATES, a Georgia joint venture comprised of Wells Real Estate Fund VI, L.P., a Georgia limited partnership, Wells Real Estate Fund VII, L.P., a Georgia limited partnership and Wells Real Estate Fund VIII, L.P., a Georgia limited partnership ("Seller") and WELLS MGMT – TANGLEWOOD OUTPARCELS, LLC, a Delaware limited liability company ("Purchaser").

W I T N E S S E T H

WHEREAS, Seller has offered to sell certain real property to Purchaser and Purchaser has offered to purchase such property from Seller; and

WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1. DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section 1:

"Additional Earnest Money" means any and all sums deposited by Purchaser pursuant to Subsection 4.2 hereof.

"Agreement" means this Purchase and Sale Agreement, together with all exhibits attached hereto.

"Broker" means all Brokers whether retained by Seller or Purchaser.

"Closing" means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 9 hereof.

"Closing Date" means the time and date, established under Subsection 9.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

"Declaration" means that certain Declaration of Easements, Covenants, Conditions and Restrictions by Seller dated October 4, 2002, recorded in Book 2286, page 1751 in the Register of Deeds of Forsyth County, North Carolina, as amended as contemplated in Section 7 of this Agreement.

"Earnest Money" means the amount deposited by Purchaser as provided in Section 4 hereof.

"Environmental Laws" means any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells.

"Escrow Agent" means Chicago Title Insurance Company.

"Execution Date" means the date on which this Agreement is duly executed by both Seller and Purchaser; and such date shall be inserted in the preamble on the first page of this Agreement.

"Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law.

"Inspection Date" means January 31, 2007.

"Permitted Exceptions" means any Title Matters to which Purchaser fails to object (or which Purchaser waives) pursuant to Section 5 hereof.

"Property" means those tracts or parcels of real property commonly known as Outparcel 1 and Outparcel 3 containing approximately .898 acres, more or less and 1.708 acres, more or less, respectively, located on Highway 158, Clemmons, Forsyth County, North Carolina, and being more particularly described in the legal description attached hereto as Exhibit "A" and by reference made a part hereof, together with all rights, members, easements, fixtures and personal property located thereon or appurtenant thereto, if any, including, but not limited to the storm water detention pond and related facilities located on Outparcel 3 which are utilized by adjoining properties pursuant to an easement created and established by the Declaration.

"Purchase Price" means the amount which Purchaser will pay to consummate the purchase and sale of the Property as provided in Section 3 hereof.

"Survey" means the survey of the Property prepared by a surveyor licensed in the state the Property is located as set forth in Subsection 8.1 hereof.

"Title Matter" and "Title Matters" mean any deeds to secure debt, mortgages, liens, financing statements, security interests, easements, leases, restrictive covenants,

agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics’ or materialmen’s liens (inchoate or perfected), liens for federal or state estate or inheritance taxes, and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting Seller and which affects title to the Property, or the right, power, and authority of Seller to convey to Purchaser fee simple marketable and insurable title to the Property, in accordance with the terms of this Agreement.

"Title Objection" means any Title Matter which is not acceptable to Purchaser and which Purchaser requires Seller to cure, remove or discharge.

2. SALE AND PURCHASE. Seller agrees to sell the Property to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.

3. PURCHASE PRICE.

3.1. Amount of Purchase Price. The Purchase Price for the Property shall be Seven Hundred Fifty Thousand Dollars and 00/100 ($750,000.00).

3.2. Payment of Purchase Price. At the Closing, Purchaser shall pay the Purchase Price to Seller, in cash, by federal funds, check or wire transfer, less a credit for the Earnest Money, to the extent paid, and as adjusted pursuant to the prorations provided herein.

4. EARNEST MONEY.

4.1. Amount of Earnest Money. Within three (3) business days following the Execution Date, Purchaser will deposit the sum of Twenty Five Thousand Dollars ($25,000) with Escrow Agent as Earnest Money. In the event that Purchaser does not elect to terminate this Agreement as a result of the failure of the condition precedent in Paragraph 14.1.1 hereof, Escrow Agent shall tender the Earnest Money to Seller on the Closing Date and the Earnest Money shall be applied and credited in reduction of the Purchase Price, as provided in Subsection 3.2 hereof. If Purchaser shall validly exercise any right or option under this Agreement to rescind, cancel or terminate this Agreement and shall so notify Seller on or prior to the Inspection Date, the Earnest Money shall be immediately paid over and refunded to Purchaser (subject to the terms of Subsection 14.2 hereof), whereupon this Agreement shall be of no further force or effect, and the parties hereto shall have no further rights, duties or obligations hereunder, except as otherwise expressly provided herein. Escrow Agent shall promptly invest the Earnest Money and disburse same in accordance with the terms, conditions and provisions of Subsection 4.3 hereof. Interest and income earned thereon shall be the sole property of Purchaser, regardless of whether the transaction contemplated hereby is closed and consummated.

4.2. Additional Earnest Money. In the event the Purchaser does not elect to terminate this Agreement on or before the Inspection Date, Purchaser shall deposit the additional sum of Twenty Five Thousand and no/100 Dollars ($25,000) as additional earnest money with the Escrow Agent upon the occurrence of the Inspection Date or earlier waiver in writing by Purchaser of its right to terminate this Agreement under Section 14.2.1 hereof. Once deposited, the Additional Earnest Money shall become and shall be held by the Escrow Agent as the Earnest Money.

4.3. Escrow Agent.

4.3.1. Purchaser and Seller acknowledge that Escrow Agent will act solely as a stakeholder at their request and for their convenience and as such shall not be deemed to be the agent of either of the parties.

4.3.2. Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations will be read into this Agreement against Escrow Agent. Escrow Agent will not have any duties hereunder except those specifically set forth herein.

4.3.3. Escrow Agent may act in reliance upon any writing or instrument or signature which it believes in good faith to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so.

4.3.4. Escrow Agent will not be liable, in any manner, for the validity, sufficiency or correctness, as to form, manner and execution, of any instrument deposited in this escrow or with respect to the identity, authority or right of any person executing the same, and its duties hereunder shall be limited to the safekeeping of such moneys, instruments or other documents received by it as escrow holder and for the disposition of same in accordance with the written instrument accepted by it in the escrow.

4.3.5. Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent will otherwise not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

4.3.6. Escrow Agent may resign upon ten (10) days written notice to the parties to this Agreement. If a successor Escrow Agent is not appointed within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

4.3.7. Escrow Agent may, in the event of doubt as to its duties or liabilities under the provisions of this escrow, in its sole discretion, continue to hold the monies which are the subject of this escrow until all interested persons mutually agree to the disbursement thereof, and may, in its sole discretion, file an action in interpleader to resolve such disagreement. Escrow Agent will be indemnified for all costs, including reasonable attorneys’ fees, in trial and appellate courts, in connection with the aforesaid interpleader action.

4.3.8. Escrow Agent will invest the Earnest Money as directed by Purchaser, and in the absence of such direction will hold the Earnest Money in a non-interest bearing account insured to the maximum legal limit by the Federal Deposit Insurance Corporation.

4.3.9. Notwithstanding any term or condition contained herein to the contrary, in the event of a dispute between Seller and Purchaser as to the disposition of the Earnest Money which is not resolved within twenty (20) days, Escrow Agent shall file an interpleader action and deposit the Earnest Money with a court of applicable jurisdiction.

4.3.10. Escrow Agent is acting as such as an accommodation and will earn no compensation for services rendered as Escrow Agent under this Agreement.

4.3.11. Purchaser and Seller agree to absolve, exonerate, hold harmless, indemnify and defend Escrow Agent from any and all claims, liabilities, losses, actions, suits or proceedings, at law or in equity, or any other expense, fees or charges of any character or nature, including reasonable attorneys’ fees in trial and appellate courts, and the cost of defending any action, suit or proceeding or of resisting or the settlement of any claim, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent hereunder. This indemnity will not apply in any cause that arises from the willful misconduct or gross negligence of Escrow Agent, its officers, agents or employees, or a willful breach of Escrow Agent’s duties as set forth above.

5. TITLE EXAMINATION AND OBJECTIONS.

5.1. Title Examination. On or before the fifth (5th) day prior to the Inspection Date, Purchaser shall (i) have Seller’s title to the Property examined; (ii) cause Chicago Title Insurance Company (the "Title Insurer"), to issue a current title insurance binder containing the express commitment of the Title Insurer to issue, at regular rates, an owner’s title policy insuring title to the Property; and (iii) give written notice to Seller of any Title Objections disclosed to Purchaser by such title insurance commitment. If Purchaser fails to give any such notice with respect to any Title Objections which are of record as of such examination (or as of the Inspection Date, if Purchaser did not undertake such an examination), then Purchaser shall be deemed to have waived Title Objections to such Title Matters. Thereafter, Purchaser may re-examine Seller’s title to the Property and may have surveys prepared or updated at any time and from time to time up to and through the Closing Date and may give Seller written notice of any additional Title Objections disclosed thereby. Upon receipt of any written notice of Title Objections from Purchaser, Seller shall in good faith diligently endeavor to satisfy or correct, at Seller’s expense, all Title Objections on or before the Closing Date.

5.1.1. Failure to Correct Title Objections. Seller shall within three (3) days after receipt of Purchaser’s notice of Title Objections, provide written notice to Purchaser of those Title Objections Seller elects to satisfy, cure or correct and the method for curing such ("Seller’s Title Response"). Upon receiving the Seller’s Title Response, in the event Seller does not elect to satisfy, cure or correct all of Purchaser’s Title Objection’s Purchaser may elect, on or before the Inspection Date, to terminate the transaction or elect to have Seller satisfy, correct or cure those Title Objections that it has agreed to satisfy, cure or correct in Seller’s Title Response, if any, which shall be completed before Closing. Seller shall have no obligation to satisfy, cure or correct any Title Objections except Mandatory Cure Objections (as hereinafter defined). In the event that Purchaser provides notice of Title Objections and thereafter, Seller’s Title Response indicates that Seller is not willing or able to satisfy, cure or correct any of such Title Objections, Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller on or before the Inspection Date, in which event Purchaser shall have as its sole remedy the return of the Earnest Money paid hereunder (together with all interest earned thereon). Notwithstanding the foregoing, Seller hereby covenants and agrees to cause to be released, satisfied, cured or removed from Purchaser’s title policy, prior to or simultaneously with the Closing, all "Mandatory Cure Objections," as hereinafter defined. For the purposes hereof, "Mandatory Cure Objections" are any (1) deed to secure debt, deed of trust, mortgage or similar security instrument given by Seller and encumbering all or any part of the Property, (2) any mechanics’ lien, ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent and were created by or through the Seller, or (3) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located. Seller is responsible for all charges, costs and expenses incurred in satisfying the Mandatory Cure Objections.

6. SELLER’S WARRANTIES AND REPRESENTATIONS. As an inducement to Purchaser to enter into this Agreement and to purchase the Property, Seller warrants and represents to Purchaser, as follows:

6.1. Seller’s execution and delivery and performance of this Agreement by the undersigned and the performance of its obligations hereunder, including the closing of the sale and purchase transaction contemplated herein on the terms set forth herein, have been duly authorized and directed by Seller and no further consents or approvals. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms.

6.2. Seller has not received written notice of any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly upon receiving any such notice or learning of any such contemplated or threatened action, give Purchaser written notice thereof; Seller has received no written notice that any action or proceeding is pending or threatened which would affect the Property or Seller’s ability to convey the Property to Purchaser.

6.3. There is no tenant, lessee or other occupant of the Property (including any improvements thereon) having any right or claim to possession or use of the Property (or any such improvements) after the Closing Date; Seller has not granted any right or option to purchase any portion of the Property.

6.4. Seller is not a "foreign person" as that term is defined in the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto, and Purchaser has no obligation under Section 1445 of the U.S. Internal Revenue Code of 1996, as amended, to withhold and pay over to the U.S. Internal Revenue Service any part of the "amount realized" by Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under said Section 1445).

6.5. Seller has received no written notice that any municipality or governmental or quasi-governmental authority has determined that there are any violations of zoning, health, environmental or other statutes, ordinances or regulations affecting the Property and to the best of Seller’s knowledge there are no such violations. In the event Seller receives notice of any such violations prior to the Closing affecting the Property, Seller shall promptly notify Purchaser thereof, and shall promptly and diligently defend any prosecution thereof and take any and all necessary actions to eliminate said violations.

6.6. To the best of Seller’s knowledge, there is no landfill or dump for garbage or refuse on the Property. To the best of Seller’s knowledge, no storage tanks are located on the Property, either above or below ground, and there are no underground pipes or lines on the Property, except for county water or sewer lines or electrical conduits, if any, owned by public utility companies.

6.7. Seller has received no notice (oral or written) of any activities, or taken any action, which would create the existence of any areas, including but not limited to, in or on the surface of the Property or the waters at or beneath the surface of the Property, where Hazardous Materials, or waste of any type, have been disposed of, released or found. To the best of Seller’s knowledge, there has been no storage, disposal or existence of any Hazardous Materials, or waste of any type, on the Property, including but not limited to, in or on the surface of the Property or the waters at or beneath the surface of the Property.

6.8. Seller is the "Declarant" under the Declaration and has not transferred or assigned its rights as "Declarant" under the Declaration to any party. The Declaration is in full force and effect and has not been modified or amended except as reflected in the definition of "Declaration" set forth in this Agreement. To Seller’s knowledge, there are no amounts currently due or payable under the Declaration by Seller as the "Owner" of the Property. To Seller’s knowledge, Seller is not in default under the Declaration, either as "Owner" of the Property or as "Declarant" thereunder, and to the knowledge of Seller, no event has occurred or circumstance exists which, with the giving of notice or the passage of time, or both, would create or constitute an event of default by Seller under the Declaration.

6.9. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY IN "AS-IS, WHERE-IS" CONDITION

"WITH ALL FAULTS" AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, AND PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, WAIVES ALL RIGHT TO RECOVER FROM AND RELEASES THE SELLER, FROM ANY AND ALL PRESENT OR FUTURE DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ARISING FROM OR RELATING TO: (I) THE PROPERTY’S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, SUITABILITY, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF THE IMPROVEMENTS, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED PURCHASER, (III) THE FAILURE OF THE PROPERTY TO COMPLY WITH ANY LAWS APPLICABLE TO THE PROPERTY, (V) ANY ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS, RADON OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY CLAIMS UNDER OR ON ACCOUNT OF (A) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER, (B) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND, (C) THIS AGREEMENT, OR (D) THE COMMON LAW, OR (VI) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM SELLER OR ANY OTHER PARTY ON BEHALF OF SELLER. PURCHASER SHALL, AT ITS SOLE COST AND EXPENSE, CONDUCT AND RELY EXCLUSIVELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY. IF PURCHASER ACQUIRES THE PROPERTY, EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, PURCHASER ASSUMES ALL RISKS RELATING IN ANY MANNER TO THE PROPERTY OR ANY DEFECTS THEREIN, IF ANY, OF ANY TYPE OR NATURE WHATSOEVER, AND SHALL BE SOLELY AND COMPLETELY RESPONSIBLE FOR THE PAYMENT OF ALL COSTS AND EXPENSES IN CONNECTION THEREWITH.

6.10. To the extent that Seller may provide to Purchaser the existing or other reports of third parties regarding the condition of the Property ("Existing Reports"), Seller makes no representation or warranty concerning the accuracy or completeness of any report, study or investigation regarding the Property which was prepared by anyone other than the Seller itself, including but not limited to the Due Diligence Items (the "Existing Third Party Reports"), Purchaser hereby releases and covenants not to sue Seller, its general partners and the Affiliates of Seller or Seller’s general partners from and with respect to any liability whatsoever with respect to the Existing Third Party Reports, or, including, without limitation, the matters set forth in the Existing Third Party Reports, and the accuracy and/or completeness of the Existing Third Party Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Third Party Reports.

6.11. All references in this Agreement to the "knowledge of Seller" or "to Seller’s knowledge" or any words of similar import shall refer only to the actual knowledge of Jerry Banks, Vice President of Asset Management or F. Parker Hudson, Managing Director of Dispositions, who have been actively involved in the management of Seller’s business in respect of the Property in their capacity set forth herein on behalf of Wells Capital, Inc., an affiliate of Seller. The terms "knowledge of Seller" or "to Seller’s knowledge" or any words of similar import shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.

6.12. To the extent Purchaser obtains any report (including any invasive testing) regarding the environmental condition of the Property which reveals the presence or alleged presence of any hazardous materials or harmful or toxic substances in, on or about the Property, Purchaser’s sole remedy shall be to terminate this Agreement prior to the Inspection Date, without disclosing to Seller the reason for such termination. Purchaser shall keep the results of any such environmental tests or reports strictly confidential and shall not under any circumstances reveal the results of such environmental tests to Seller or its agents, officers, employees or consultants.

Notwithstanding anything contained herein to the contrary, all representations and warranties made in this Agreement by Seller shall survive the Closing for a period of thirty (30) days, and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice prior to the expiration of said thirty (30) day period of such alleged breach with reasonable details as to the nature of such breach and files an action against Seller with respect thereto within thirty (30) days after the giving of such notice. In no event shall Seller’s total liability to Purchaser for breach of any representation or warranty made in this Agreement exceed, in the aggregate, Twenty Two Thousand Five Hundred and NO/100 Dollars ($22,500.00). In no event shall Seller be liable for, nor shall Purchaser seek, any punitive damages; and in no event shall any claim for a breach of any representation or warranty of Seller be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to the Closing, and for purposes hereof, a condition, state of facts or other matter shall be deemed to be known to Purchaser only if Keith Willby shall have actual knowledge of same.

7. AGREEMENTS AFFECTING THE PROPERTY. Seller hereby covenants and agrees with Purchaser that, so long as this Agreement remains in full force and effect, Seller will not sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein), or negotiate for the purpose of entering into agreements regarding any of the foregoing, without the prior written consent of Purchaser. Prior to Closing, Seller agrees to use commercially reasonable means to obtain an amendment to the Declaration (a) to eliminate entirely the limitation on the number of business operations that buildings on Outparcel 1 and Outparcel 3 can accommodate under Section 7.4.1 of the Declaration, (b) to eliminate entirely the limitation on the number of business operations that may be identified on the pylon or monument sign that may be installed on each of Outparcel 1 and Outparcel 3 under Section 7.4.5 of the Declaration, (c) to add to Subsection 8.4(c) of the Declaration a clarification that the Owners of Parcels shall not be obligated to reimburse the Owner of the Shopping Center Parcel for any expense or Legal Fees incurred by the Owner of the Shopping Center Parcel in the enforcement of the use restrictions contained in Subsections 7.2.1, 7.2.2 and 7.2.3 of the Declaration (unless the violation of such use restriction is occurring on the Parcel owned by such Owner), and (d) to clarify that the maintenance, repair and replacement of the common drainage and stormwater management system within the drainage easement area located on Outparcel 3 shall be the responsibility of the Owner of the Shopping Center Parcel under Section 6.3 of the Declaration and not the Owner of Outparcel 3 under Section 6.2 of the Declaration.

8. SURVEY AND LEGAL DESCRIPTION.

8.1. Purchaser’s Survey. Purchaser shall, at Purchaser’s expense, have the Property accurately surveyed by a North Carolina registered land surveyor of Purchaser’s choice to show the actual boundaries of the Property and all easements, roads, and rights-of-way on the ground or evidenced of record. Upon receipt of such survey, Purchaser shall promptly deliver at least two (2) prints of such survey to Seller. Such survey obtained by Purchaser shall constitute the "Survey" hereunder.

8.2. Legal Description. For purposes of the deed to be delivered to Purchaser by Seller, the legal description of the Property shall be drawn from the Survey.

8.3. Acreage. The Surveyor shall provide a separate certification of the acreage within the boundaries of the Property as shown on the Survey to the nearest one hundredth of an acre. The Surveyor shall provide a separate certification of the acreage of the stormwater detention pond located on Outparcel 3.

9. THE CLOSING.

9.1. Closing Date. The Closing shall be held on or before January 31, 2007, at the offices of the Escrow Agent, with such date and time to be designated by Purchaser by written notice delivered to Seller not less than five (5) days prior to the designated Closing Date.

In the event that Purchaser fails to so designate the time and date for the Closing, the Closing shall be held at 11:00 a.m. on December 29, 2006. The Closing Date may be extended by Purchaser up to thirty (30) days, provided that Purchaser gives Seller written notice of such an extension on or before December 28, 2006.

9.2. Deliveries At Closing. On the Closing Date, the Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this Agreement:

9.2.1. Seller shall convey the Property to Purchaser, without exception for any Title Matters, other than Permitted Exceptions, by a special warranty deed duly executed, witnessed and notarized and in recordable form (together with any applicable state transfer tax declaration therefor);

9.2.2. Seller shall deliver exclusive possession of the Property to Purchaser at Closing;

9.2.3. Seller shall deliver to the title company evidence of its power and authority to convey the Property to Purchaser pursuant to this Agreement.

9.2.4. Seller shall deliver to Purchaser a certification that the Representations and Warranties contained in Section 6 are true, accurate and correct as of the Closing Date.

9.2.5. Seller shall deliver to Purchaser an affidavit to the effect that (a) Seller has no knowledge of any boundary line or zoning disputes with respect to the Property, (b) there are no parties in, or having any right or claim to, possession of the Property, (c) no improvements or repairs have been made by, or for the account of, or at the instance of, Seller to or on the Property within one hundred twenty (120) days preceding the Closing Date for which payment in full has not been made, and (d) no legal proceedings are pending against Seller which could affect Seller’s title to the Property or the right or power of Seller to convey the Property to Purchaser in accordance with this Agreement; such affidavit shall also contain such other representations as the Title Insurer may require in order to insure fee simple title to the Property without exception for any Title Matters other than the Permitted Exceptions;

9.2.6. Seller shall deliver to Purchaser an executed affidavit satisfying the requirements of the foreign investors real property tax act ("FIRPTA") and executed affidavits (or other appropriate forms) satisfying the requirements of any applicable state and local withholding laws relating to the sale of North Carolina real property by a non resident of the State of North Carolina.

9.2.7. Seller shall transfer and assign to Purchaser, by an assignment document suitable for recording in the Forsyth County Registry all of Seller’s right, title and interest as "Declarant" under the Declaration. Such assignment document shall also provide for the grant by Seller, as assigning "Declarant", and by Purchaser, as assignee, to the Owners of Outparcel 1 and Outparcel 3 and their respective Lessees, Licensees, Occupants or Property Users, the right to sell food and beverage items as contemplated in Subsection 7.2.1(vii)(1), (2) and (3) of the Declaration.

9.2.8. Concurrently with Seller’s deliveries at the Closing, Purchaser shall pay to Seller the Purchase Price as provided in Subsection 3.2 hereof.

9.2.9. In addition to all documents, instruments and agreements expressly provided for herein, Purchaser and Seller shall execute and/or provide such other documents as may be reasonably required by counsel for either party to effectuate the purposes of this Agreement.

9.3 Closing Costs. At the Closing, Seller and Purchaser shall respectively pay the following costs and expenses:

9.3.1 Seller shall pay (a) the fees and expenses of Seller’s attorneys, (b) the transfer tax due with respect to the warranty deed by which the Property is conveyed to Purchaser, and (c) any other costs and expenses actually incurred by Seller.

9.3.2 Purchaser shall pay (a) all recording and filing fees for all recordable instruments executed and delivered by Seller at the Closing pursuant to the terms hereof (excluding title cure documentation), (b) any title examination fees or charges incurred by Purchaser, (c) all premiums for any owner’s or lender’s title insurance policy or policies obtained by Purchaser, (d) the fees and expenses of any surveyor for which Purchaser is responsible in accordance with the terms of Subsection 8.1 hereof, (e) the fees and expenses of Purchaser’s attorneys and (f) any other costs and expenses actually incurred by Purchaser.

9.4 Prorations. All collected rentals with respect to the Property (if any), all utility charges applicable to the Property which are payable by Seller (if any), and all state, city and/or county ad valorem taxes due with respect to the Property for the calendar year of the Closing shall be prorated between Purchaser and Seller as of the Closing Date. If the actual amount of such taxes or utility charges is not known as of such date, either because bills for the period in question have not been issued or because such bills cover real property in addition to the Property, the proration at the Closing will be based on the most current and accurate billing information available. Should such proration not be based on the actual amount of the ad valorem taxes or utility charges for the period in question and should such proration prove to be inaccurate upon receipt of the actual bills for the Property, then either Seller or Purchaser may demand at any time after the Closing Date a payment from the other party correcting such malapportionment. The obligations of the parties under this Section 9.4 shall survive the Closing.

10 CASUALTY AND CONDEMNATION.

10.1. Risk of Loss. Until the purchase of the Property has been consummated on the Closing Date, all risk of loss of, or damage to, or destruction of, the Property (whether by fire, flood, tornado or other casualty, or by the exercise of the power of eminent domain, or otherwise) shall belong to and be borne by Seller.

10.2. Casualty or Condemnation. In the event of any material damage to or destruction of the Property or any material portion thereof or in the event of any taking or threat of taking by condemnation (or any conveyance in lieu thereof) of the Property or any portion thereof by anyone having the power of eminent domain, Purchaser shall, by written notice to Seller delivered within fifteen (15) days of receiving written notice from Seller of such event, elect to: (a) terminate this Agreement and all of Purchaser’s obligations under this Agreement, whereupon the Earnest Money and the Additional Earnest Money, to the extent paid, together with all interest accrued thereon, shall be returned to Purchaser and this Agreement shall become null and void and no party shall have any right, duty or obligation under this Agreement, or (b) consummate the purchase of the Property paying the full Purchase Price. If Purchaser does not elect to terminate this Agreement pursuant to clause (a) of this Subsection 10.2, then Seller shall on the Closing Date pay to Purchaser all insurance proceeds then received by Seller and all condemnation awards and compensation then received by Seller. In addition, Seller shall transfer and assign to Purchaser, in form reasonably satisfactory to Purchaser, all rights and claims of Seller with respect to payment for damages and compensation on account of such damage, destruction or taking.

11. BROKERS.

11.1. Agency Disclosure. Purchaser and Seller acknowledge that no Broker has acted as Agent for Purchaser or Seller with respect to the transactions contemplated hereby.

11.2. Indemnity. Purchaser and Seller hereby represent each to the other that they have not discussed this Agreement or the subject matter hereof with any real estate broker or agent so as to create any legal right in any such broker or agent to claim any fee, commission, or other compensation with respect to the execution of this Agreement or the purchase and sale of the Property. Purchaser and Seller hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorney’s fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed agency or cooperative relationship with the indemnitor and relating to this Agreement or the purchase and sale of the Property. The foregoing indemnities shall survive the rescission, cancellation, termination or consummation of this Agreement.

12. ACCESS TO AND EXAMINATION OF THE PROPERTY AND INSPECTION PERIOD DELIVERIES.

12.1. Property Inspection. Prior to the Closing, Purchaser, personally or through agents, employees or contractors, may go upon the Property during normal business hours to make boundary line or topographical surveys and to conduct such soil, engineering, environmental and other tests, investigations and analyses of the Property, including, without limitation, test borings, drilling, removal of soil and water samples, ground water testing and surface water testing, as Purchaser deems desirable. Purchaser shall pay all costs incurred in making such surveys, tests, analyses and investigations and shall indemnify, defend and hold

Seller harmless from any liens, claims, losses and liabilities arising out of Purchaser’s exercising such right and privilege to go upon the Property. Purchaser’s indemnity of Seller hereunder shall survive the rescission, cancellation, termination or consummation of the Agreement.

12.2. Environmental Site Assessment. Seller does hereby authorize Purchaser to perform an environmental site assessment including, without limitation, test borings, installation of ground water monitoring wells, removal of soil and water samples, review of any and all documents with public agencies and any and all analysis, studies, tests and surveys which Purchaser determines are required to properly investigate and evaluate the Property. Purchaser agrees to provide Seller with the results of said environmental site assessment subsequent to the completion of the assessment. Seller shall cooperate with Purchaser, at no expense to Seller, to the extent reasonably necessary for Purchaser to perform the environmental site assessment including, without limitation, requesting further approvals, if needed, from any necessary parties for the performance by Purchaser of the environmental site assessment. Purchaser and Seller hereby recognize that the use of the exploration equipment during the environmental site assessment may unavoidably affect the terrain and vegetation located on the Property. Purchaser will take all reasonable precautions to limit and reasonably repair the damage to the Property, if any. Purchaser, by virtue of performing the environmental site assessment, does not assume the responsibility of the person in charge of the Property, or otherwise undertake responsibility for reporting to any federal, state or local public agencies any conditions on the Property that may present a potential threat to public health, safety or the environment. Purchaser reserves the right, however, to disclose any such conditions to public agencies or persons who may be adversely affected by such conditions; provided that in any non-emergency situation and whenever reasonably possible in an emergency situation as well, Purchaser shall first advise Seller of such conditions prior to making any disclosure thereof and shall provide Seller an opportunity to take appropriate action. Purchaser assumes no liability or responsibility for any Hazardous Materials found on the Property including, without limitation, liability for removal or clean-up of such materials or for any other conditions which may be present on the Property.

12.3. Inspection Period Deliveries. Seller will, within three (3) business days from the Execution Date hereof and at Seller’s sole cost and expense, provide Purchaser with the following to the extent such are in Seller’s possession and not previously provided to Purchaser:

(a) A copy of the most recent survey of the Real Estate, (i) a copy of any soil-bearing test data with respect to the Property prepared by Seller, (ii) a copy of any existing title insurance binder or policy, (iii) a copy of any existing report discussing the existence, or lack thereof, of hazardous substances, wastes or other environmental conditions and (v) a copy of the most recent real and personal property tax statements;

(b) Copies of subdivision maps and any and all other licenses, permits and governmental approvals and authorizations pertaining to the Property including, but not limited to evidence of zoning approval for the development and construction of the Property to the extent any of the same are in the possession of Seller or its management company, and any notices of violation thereof received by Seller.

13 DEFAULT.

13.1 Seller’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s default hereunder, at Purchaser’s option, either (a) the Earnest Money, to the extent paid, shall be refunded to Purchaser on demand, whereupon this Agreement shall be terminated and neither party shall have any further rights or obligations with respect hereto except as specifically set forth herein, or (b) Purchaser shall have the right to seek specific performance of this Agreement. Purchaser hereby waives for itself and anyone who may claim by or through Purchaser, any and all rights to sue or recover any amounts from Seller except to the extent set forth in the foregoing clause (a) or (b) and shall not commence or pursue any such remedy. No partner, member in or agent of Seller, nor any advisor, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a partner in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing. Purchaser and its successors and assigns acknowledge that Seller is a limited purpose partnership which may distribute funds immediately after Closing and Purchaser agrees that regardless of such property paid or distributed to Seller’s members, neither property and cash paid or distributed to such members from the proceeds of sale or otherwise, nor the negative capital account of any members in Seller, nor any obligation of any member in Seller to restore a negative capital account or to contribute capital to Seller (or to any other member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or any such member’s obligation to restore or contribute thereto). Notwithstanding anything contained herein to the contrary, the terms of this Subsection 13.1 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

13.2 Purchaser’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder, to payment of the Earnest Money and the Additional Earnest Money, to the extent paid, as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default. Seller’s receipt of the Earnest Money and the Additional Earnest Money, to the extent paid, is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of such sums. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to seek or claim a refund of such sums (or any party thereof) on the grounds that such amount is unreasonable in amount and exceed Seller’s actual damages or that the retention of such sums by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

14. CONDITIONS PRECEDENT.

14.1 Purchaser’s Conditions. In addition to any other conditions provided herein, Purchaser’s obligations under this Agreement are subject to and conditioned upon the satisfaction (or waiver by Purchaser) of the following conditions precedent:

14.1.1 Purchaser’s determination, in Purchaser’s sole discretion and prior to the Inspection Date, that the Property is suitable for Purchaser’s investment.

14.1.2 The representations and warranties of Seller set forth in Section 6 of this Agreement will be true on and as of the Closing with the same effect as though made at such time, and Seller must have performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

14.2 Satisfaction or Waiver of Conditions.

14.2.1 If the condition precedent in Paragraph 14.1.1 is not satisfied or waived by Purchaser, then Purchaser may terminate this Agreement by written notice to Seller given on or prior to the Inspection Date. If Purchaser does give timely notice of termination to Seller, then Escrow Agent shall refund the Earnest Money to Purchaser, including all interest thereon, less and except the sum of One Hundred Dollars and 00/100 ($100.00) which shall be paid to Seller as consideration for entering into this Agreement. Upon such refund of the balance of the Earnest Money to Purchaser, the parties hereunder shall have no further rights, duties or obligations under this Agreement.

14.2.2 If the condition precedent in Paragraph 14.1.2 is not satisfied or waived by Purchaser, Purchaser shall not be obligated to close the transactions contemplated hereby and the provisions of Subsection 13.1 shall apply.

15. TIME OF ESSENCE. Time is of the essence hereof.

16. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina.

17. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, nationally recognized courier which maintains a record of receipt and delivery (such as Federal Express), confirmed facsimile or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:

PURCHASER:	c/o Wells Management Company, Inc. 6200 The Corners Parkway Norcross, Georgia 30092 Attention: Robert E. Bowers, Vice President

with a copy to:	Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308 Attention: John W. Griffin Facsimile: (404) 962-6577

SELLER:	c/o Wells Capital, Inc. 6200 The Corners Parkway Suite 250 Norcross, Georgia 30092 Attention: F. Parker Hudson Facsimile: (770) 243-8510

with a copy to:	McGuireWoods LLP 1170 Peachtree Street, N.E. Suite 2100 Atlanta, Georgia 30309 Attention: John T. Grieb, Esq. Facsimile: (404) 443-5762

Chicago Title Insurance Company 4170 Ashford Dunwoody Road Suite 460 Atlanta, Georgia 30319 Attention: Judy Stillings Facsimile: (404) 303-6307

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand, postal, courier or facsimile delivery. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days’ prior written notice thereof, any party may from time to time at any time change its mailing address hereunder.

18. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

19. SURVIVAL. This Agreement, including, but not limited to any representations and warranties contained herein shall be merged into any of the instruments or documents executed and delivered at the Closing, and shall terminate as of the Closing, unless this Agreement specifically indicates that a provision is to survive Closing or the earlier termination of this Agreement.

20. EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

21. CAPTIONS. All captions, heading, Section, Subsection, Paragraph and Subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect to the text of this Agreement.

22. REFERENCES. All references to Sections, Subsections, Paragraphs or Subparagraphs shall be deemed to refer to the appropriate Section, Subsection, Paragraph or Subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms "herein," "hereof," "hereunder" and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular Section, Subsection, Paragraph or Subparagraph hereof.

23. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Furthermore, this Agreement may be executed by facsimile with original signatures following by mail.

24. WAIVER. Any condition or right of termination, cancellation or recession granted by this Agreement to Purchaser or Seller may be waived by such party.

25. RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement (including Subsection 13.2), all rights, powers and privileges conferred hereunder shall be cumulative and not restrictive of those given by law.

26. ASSIGNMENT. This Agreement is not assignable by Seller. This Agreement and the rights, duties, interests and obligations of Purchaser hereunder may be assigned by Purchaser to any general or limited partnership, trust, corporation or limited liability company (including a partnership, trust, corporation or limited liability company to be formed hereafter) of which Purchaser or an affiliate thereof (an "Affiliate") is a general partner, trustee, shareholder, member or manager. If such assignment is made, then the sale of the Property contemplated by this Agreement will be consummated in the name of any such assignee, and, after any such assignment, Seller will look solely to such assignee for the performance and discharge of all the obligations and liabilities of Purchaser hereunder.

27. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

28. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

29. LEGAL FEES AND COSTS. In any litigation between the parties regarding this Agreement (including with respect to the disposition of the Earnest Money), the losing party shall pay to the prevailing party all reasonable expenses and court costs, including reasonable attorneys’ fees actually incurred, incurred by the prevailing party. A party shall be considered the prevailing party if: it initiated the litigation and substantially obtains the relief it sought, either through a judgment or through the losing party’s voluntary action before any arbitration (after it is scheduled), trial or judgment; or the other party withdraws its action without substantially obtaining the relief it sought. Notwithstanding anything contained herein to the contrary, the terms of this Section 29 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement.

SELLER:

FUND VI, FUND VII AND FUND VIII ASSOCIATES, a Georgia joint venture comprised of Wells Real Estate Fund VI, L.P., a Georgia limited partnership, Wells Real Estate Fund VII, L.P., a Georgia limited partnership, and Wells Real Estate Fund VIII, L.P., a Georgia limited partnership

By: WELLS REAL ESTATE FUND VI, L.P., a Georgia limited partnership, its administrative venturer

By: Wells Partners, L.P., a Georgia limited partnership, general partner of Wells Real Estate Fund VI, L.P., a Georgia limited partnership

By: Wells Capital, Inc., a Georgia corporation, general partner of Wells Partners, L.P., a Georgia limited partnership

By:	/s/ Douglas P. Williams
Name: Title:	Douglas P. Williams Senior Vice President

PURCHASER: WELLS MGMT –TANGLEWOOD OUTPARCELS, LLC, a Delaware limited liability company

By: Wells Management Company, Inc., a Georgia corporation, its sole member

By:	/s/ M. Scott Meadows
Name: Title:	M. Scott Meadows Senior Vice President